   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 19, 1996
                                                      REGISTRATION NO. 33-91408

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                        POST-EFFECTIVE AMENDMENT NO. 4
                                 ON FORM S-3
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                        YES! ENTERTAINMENT CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                   94-3165290
   -------------------------------                   -------------------
   (STATE OR OTHER JURISDICTION OF                     (IRS EMPLOYER
   INCORPORATION OR ORGANIZATION)                    IDENTIFICATION NO.)

                         3875 HOPYARD ROAD, SUITE 375
                         PLEASANTON, CALIFORNIA 94588
                                (510) 847-9444
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             BRUCE D. BOWER, ESQ.
            EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                         3875 HOPYARD ROAD, SUITE 375
                         PLEASANTON, CALIFORNIA 94588
                                (510) 847-9444
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

                             RICHARD J. CHAR, ESQ.
                             DEBRA B. ROSLER, ESQ.
          WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION
                              650 PAGE MILL ROAD
                          PALO ALTO, CALIFORNIA 94304
                                (415) 493-9300

                               ----------------

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ----------------

           DATE OF COMMENCEMENT OF SALE TO THE PUBLIC: JUNE 7, 1995

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

                               EXPLANATORY NOTE

          This Post-Effective Amendment No. 4 (the "Amendment") on Form S-3 is being filed to amend and update Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 (File No. 33-91408) (the "Registration Statement") filed on July 1, 1996, and originally filed on June 7, 1995 pursuant to Rule 424(b) under the Securities Act of 1993, as amended (the "1933 Act"). The Prospectus contained herein is to be used by certain securityholders for the resale of the "Conversion Note Common Stock" issued by the Company in connection with the conversion of approximately $1.4 million of convertible subordinated promissory notes.

          This Amendment is also being filed pursuant to Rule 414 under the 1993 Act by YES! Entertainment Corporation, a Delaware corporation ("YES! Delaware" or the "Registrant"), which is the successor to YES! Entertainment Corporation, a California corporation ("YES! California"), following a statutory merger effective on October 25, 1996 (the "Merger") for the purpose of changing YES! California's state of incorporation. Prior to the Merger, YES! Delaware had no assets or liabilities other than nominal assets or liabilities. In connection with the Merger, YES! Delaware succeeded by operation of law to all of the assets and liabilities of YES! California. The Merger was approved by the shareholders of YES! California at a meeting for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act").

          Except as modified by this Amendment, YES! Delaware, by virtue of this Amendment, expressly adopts the Registration Statements as its own registration statements for all purposes of the 1933 Act and the 1934 Act.

PROSPECTUS

                        YES! ENTERTAINMENT CORPORATION

                        320,729 SHARES OF COMMON STOCK

  This Prospectus relates to 320,729 shares of Common Stock (the "Conversion Note Common Stock") issued to certain securityholders by the Company in connection with the conversion of approximately $1.4 million of convertible subordinated promissory notes.

  Pursuant to the Registration Statement of which this Prospectus is a part, the Company completed an initial public offering of 2,875,000 shares of Common Stock and warrants to purchase 2,875,000 shares of Common Stock. In connection with the initial public offering, the Company also granted the Underwriters a Purchase Option to purchase 250,000 shares of Common Stock and warrants exercisable for an additional 250,000 shares of Common Stock. Unless the context otherwise requires, the term "this Offering" herein refers to the Company's firm commitment initial public offering.

  All of the Conversion Note Common Stock covered by this Prospectus is being sold by certain securityholders of the Company (the "Selling Securityholders"). The Company will not receive any of the proceeds from the sale of the Conversion Note Common Stock by the Selling Securityholders. See "Principal and Selling Securityholders." The Company has covenanted to use its best efforts to keep the Registration Statement of which this Prospectus is a part effective in order to permit the resale of such Conversion Note Common Stock. The Selling Securityholders may sell the Conversion Note Common Stock from time to time in the over-the-counter market in regular brokerage transactions, in transactions directly with market makers, in certain privately-negotiated transactions, or through a combination of such methods at fixed prices, which may be changed, at market prices prevailing at the time of sale or at negotiated prices. The Selling Securityholders may effect such transactions by selling securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchase of Conversion Note Common Stock from whom such broker-dealer may act as agent, or to whom they sell as principal, or both (which compensation, as to a particular broker-dealer, may be in excess of customer commissions). The Selling Securityholders have agreed that no sale or distribution, other than as disclosed herein, will be effected until after this Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof. The Selling Securityholders have also agreed to give the Company three trading days' notice of any proposed sale hereunder, and the Company may under certain circumstances delay such proposed sale for a period not to exceed 20 days.

  The Company's Common Stock is quoted on the Nasdaq National Market under the symbol YESS.

                               ----------------

  THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK
FACTORS."

                               ----------------

  THE INFORMATION IN THIS PROSPECTUS IS AS OF THE DATE HEREOF. THE DELIVERY OF THIS PROSPECTUS, UNDER ANY CIRCUMSTANCES, AT ANY TIME, DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ----------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
 SECURITIES  AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION
  PASSED  UPON   THE   ACCURACY  OR   ADEQUACY  OF   THIS   PROSPECTUS.  ANY
  REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               November 19, 1996

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Post-Effective Amendment No. 4 to the Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1993, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock being offered, reference is hereby made to such Registration Statement and the exhibits and schedules thereto, which may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

  The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at its principal office referred to above and at the Commission's regional offices at 13th Floor, Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60601-2511.

  The Company's Common Stock is quoted on the Nasdaq National Market under the symbol YESS. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.

  The Company intends to furnish to its shareholders annual reports containing financial statements audited and reported on by its independent public accounting firm and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents or portions of documents heretofore filed by the Company with the Commission (File No. 0-25916) under the Exchange Act are incorporated herein by reference: (1) Annual Report on Form 10-K for the year ended December 31, 1995; (2) Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; (3) Quarterly Report on Form 10-Q for the quarter ended June 30, 1996; (4) Quarterly Report on Form 10-Q for the quarter ended September 30, 1996; (5) Proxy Statement for the Annual Meeting of Shareholders held on May 22, 1996; (6) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission under the Exchange Act on April 20, 1995, which was declared effective on June 7, 1995.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. The Company will provide without charge to each person to whom this Prospectus is delivered, a copy of any and all of such documents which are incorporated herein by reference (exclusive of exhibits unless such exhibits are specifically incorporated by reference herein), upon written request to YES! Entertainment Corporation, 3875 Hopyard Road, Suite 375, Pleasanton, California 94588, to the attention of the Secretary (telephone number (510) 847-9444).

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                              PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and the consolidated financial statements (including the notes thereto) incorporated by reference in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.

  YES! and Comes to Life Books are registered trademarks of YES! Entertainment Corporation. V-Link, Yak Bak, Yak Bak 2, Yak Bak SFX, YES! Gear, Mega Mouth, Power Penz, and T.R.A.P.S. are trademarks of the Company. This Prospectus also includes trade names of the Company and trade names and trademarks, including registered trademarks, of other companies.

                                  THE COMPANY

  YES!(R) Entertainment Corporation ("YES!" or the "Company") develops, manufactures and markets toys and other entertainment products, including a variety of interactive and educational products. YES! applies innovative technology available in other industries to design products that are fun for children and build on their natural creativity. Most of YES!'s products target children between the ages of two and twelve, a market of over 45 million in North America, although certain of the Company's products, in particular V-Link(TM), target the teen market.

  YES! has introduced several lines of products since it was founded in December 1992. A substantial portion of the Company's current products are marketed under the YES! Gear(TM) brand. YES! Gear is comprised of the Company's Yak Bak(TM), Mega Mouth(TM) and Power Penz(TM) lines of products. These products, which include both children's electronic and audio products together with functional toys, are designed to appeal to kids eight to twelve years of age with their high impact design and unique play activities. The Company also markets a number of interactive published products. These include Comes to Life Books(R), an audio player and line of books with embedded audio disks, that allows pre and early-readers to "read" along as the characters in the books read their story to the child. The Company also markets a line of electronic learning products under a license from Nickelodeon(R), the popular children's television network.

  In 1996, the Company has introduced and expects to commence sales of a number of new product lines for children. These include the Mrs. Fields(R) Baking Factory, a toy oven in which children can prepare for their family cookies, muffins and brownies using delicious mixes developed in conjunction with the Mrs. Fields Development Corporation, and T.R.A.P.S.(TM), a line of remotely activated pranks and sound effects. The Company also expects to directly address the teen market for the first time with a new line of communication products marketed under the name V-Link (TM), which is designed to be a short-range, toll-free radiophone system that includes voice-messaging, conference call and private conversation features.

  YES! was incorporated in California in September 1992 and began operations in November 1992. The Company changed its state of incorporation to Delaware in October 1996. The Company generated net revenues of $55.7 million, $36.4 million and $25.9 million in 1995, 1994 and 1993, respectively. The Company has incurred operating losses from its inception through the quarter ended June 30, 1995 and had an accumulated deficit of approximately $38.8 million at September 30, 1996.

  The Company's initial public offering of Common Stock occurred in June 1995 at which time the Company's Common Stock and Redeemable Common Stock Purchase Warrants issued in connection with the initial public offering ("IPO Warrants") commenced trading on the Nasdaq SmallCap Market. The Company's Common Stock and IPO Warrants were included on the Nasdaq National Market in November 1995. All of the outstanding IPO Warrants were exercised in December 1995 and January 1996 at an exercise price of $4.00 per share. Pursuant to the exercise of the IPO Warrants, the Company raised approximately $19.8 million.

  The Company's executive offices are located at 3875 Hopyard Road, Pleasanton, California 94588 and its telephone number is (510) 847-9444.

                                 RISK FACTORS

  The securities offered hereby are speculative in nature and involve a high degree of risk. Accordingly, in analyzing an investment in there securities, prospective investors should carefully consider, along with the other matters referred to herein, the following risk factors. No investor should participate in this Offering unless such investor can afford the loss of his or her entire investment.

Limited Operating History; History of Losses; Accumulated Deficit.   The Company
-----------------------------------------------------------------
has a short operating history, having commenced operation in November 1992 and shipped its first product in July 1993. Although the Company has achieved approximately $168 million in cumulative net sales through September 30, 1996, the Company incurred substantial operating losses in 1993 and 1994 and at September 30, 1996 had an accumulated deficit of approximately $38.8 million. While the Company achieved an operating profit in 1995, future profitability is dependent upon the Company's ability to successfully and timely introduce, finance and manufacture its new products, successfully market its existing products and collect trade receivables in a timely manner.

Dependence on 1996 Products.  In 1996, the Company has introduced and expects to
---------------------------
commence sales of a number of new product lines, such as the V-Link and the Mrs.
                                                             ------         ----
Fields(R) Baking Factory.  In addition, the Company also expects to expand its
------    --------------
existing product lines in 1996, particularly its YES! Gear line of products.
                                                 ---------
Manufacturing of certain of these items, in particular V-Link,  in commercial
                                                       ------
quantities has not commenced or is just commencing. The Company expects that completing the development and the manufacture of its 1996 product lines will place great demands on management and other Company resources. In particular, V-Link is a complicated consumer electronics product, and the Company expects it
------
will incur substantial expense in completing the manufacture of V-Link. If the
                                                                ------
Company is not able to complete the development, tooling, manufacture and successful marketing of its 1996 product lines, the Company's operating results and financial condition would be materially adversely affected.

Dependence on YES! Gear.  The majority of the Company's current product lines
-----------------------
are sold under the YES! Gear brand.  Within YES! Gear, the Company's Yak Bak
                   ---------                                         -------
and Power Penz lines of products accounted for 62% and 15% of the Company's
    ----------
third quarter 1996 sales; the remaining YES! Gear products constituted 19% of
                                        ---------
the Company's sales in the third quarter of 1996.  The Company expects the Yak
                                                                           ---
Bak  products specifically and the YES! Gear  product line generally to
---                                ---------
continue to account for a substantial percentage of the Company's business. In addition, the Company is aware that a number of toy manufacturers are attempting to duplicate the Company's success in this area of product by introducing similar lines of products in 1996. While the Company believes it will compete favorably with these new products on the basis of styling, quality, product depth and promotional support, there can be no assurance that the sale of these competitive products will not impact the sale of the YES! Gear product line,
                                                     ---------
particularly on the basis of price.

Just in Time Inventory; Compressed Sales Cycles. Most of the Company's
-----------------------------------------------
significant customers have adopted inventory management systems to track sales of particular products and rely on reorders being filled rapidly by suppliers, rather than maintaining large on-hand inventories to meet consumer demand. While these systems reduce a retailer's investment in inventory, they increase pressure on suppliers like the Company to fill orders promptly and shift a significant portion of inventory risk to the supplier. In conjunction with an apparent delay in the beginning of the holiday selling cycle in 1996 (caused to a certain extent by the presidential election), the limited inventory carried by the Company's customers may reduce or delay consumer sell through which in turn could impair the Company's ability to obtain reorders of its product in quantities necessary to permit the Company to achieve planned sales and income growth. In addition, the Company may be required to incur substantial additional expense to fill late reorders in order to ensure the product is available at retail prior to Christmas; these may include drop-shipment expense and higher advertising allowances which would otherwise be born by the Company's customers. In the event that anticipated reorders do not materialize, the Company may also incur increased inventory carrying costs.

Sales Concentration Risk.  The Company's ten largest customers accounted for
------------------------
approximately 87%, 68% and 76% of net sales for the years ending December 31, 1995, 1994 and 1993, respectively. For the year ended December 31, 1995, the Company's two largest customers, Wal-Mart Stores, Inc. and Toys "R" Us, Inc., each accounted for approximately 27% of net sales. For the year ended December 31, 1994, the same two customers accounted for approximately 21% and 14% of net sales, respectively. Toys "R" Us, Inc. accounted for approximately 41% of net sales in the year ended December 31, 1993. While the Company intends to expand distribution to new accounts, the Company expects to continue to depend on a relatively small number of customers for a significant percentage of its sales. Significant reductions in sales to any one or more of the Company's largest customers would have a material adverse effect on the Company's operating results. Because orders in the toy industry are generally cancelable at any time without penalty, there can be no assurance that present or future customers will not terminate their purchase arrangements with the Company or significantly change, reduce or delay the amount of products ordered from the Company. Any such termination of a significant customer relationship or change, reduction or delay in significant orders could have a material adverse effect on the Company's operating results.

Price Protection; Stock Balancing; Reliance of Timely Payment.  In connection
-------------------------------------------------------------
with the introduction of new products, many companies in the toy industry discount prices of existing products, provide for certain advertising allowances and credits or give other sales incentives to their customers, particularly their most significant customers. In addition, in order to address working capital requirements, sales of inventory, changes in marketing trends and other issues, many companies in the toy industry allow retailers to return slow-moving products for credit, or if the manufacturer lowers the prices of its products, to provide price adjustments for inventories on hand at the time the price change occurs. The Company has made such accommodations in the past, and there can be no assurance that the Company will not make accommodations such as stock balancing, returns, other allowances or price protection adjustments to a significant degree in the future. Any such accommodations by the Company in the future could have a material adverse effect on the Company's operating results. In addition, in the past certain of the Company's retail customers have delayed payment beyond the date such payment is due. Delays in payments from retail customers in the future could materially impact the Company's anticipated cash flow to the detriment of the Company's business.

Short Product Cycles.  Consumer preferences in the toy industry are continuously
--------------------
changing and are difficult to predict. Few products achieve market acceptance, and even when they do achieve commercial success, products typically have short life cycles. There can be no assurance that (i) new products introduced by the Company will achieve any significant degree of market acceptance, (ii) acceptance, if achieved, will be sustained for any significant amount of time, or (iii) such products' life cycles will be sufficient to permit the Company to recover development, manufacturing, marketing and other costs associated therewith. In addition, sales of the Company's existing product lines are expected to decline over time, and may decline faster than expected unless existing products are enhanced or new product lines are introduced. Failure of new product lines to achieve or sustain market acceptance would have a material adverse effect on the Company's operating results and financial condition.

International Business Risk.  The Company relies exclusively either on foreign
---------------------------
distributors or foreign sales agents to market and sell the Company's products outside the United States. Although the Company's international sales personnel work closely with its foreign distributors and foreign sales agents, the Company cannot directly control such entities' sales and marketing activities and, accordingly, cannot directly manage the Company's product sales in foreign markets. With respect to sales made through a foreign sales agent, the Company also must incur significant marketing expense and, for non-F.O.B. sales, significant warehousing and inventory expense. A significant portion of these expenses must be incurred prior to determining whether the Company's products will be well received in that market and may not be recouped in the event the sales in the market fall below the Company's expectations. In addition, the Company's international sales may be disrupted by currency fluctuations or other events beyond the Company's control, including political or regulatory changes.

Dependence on Manufacturing Facilities Based in People's Republic of China.  The
---------------------------------------------------------------------------
Company contracts for the manufacture of substantially all of its products with entities based in Hong Kong whose manufacturing facilities are located in the People's Republic of China. In 1997, Hong Kong will become a sovereign territory of the People's Republic of China. While the People's Republic of China has provided assurances that Hong Kong will be allowed to maintain critical economic and tax policies, there can be no assurance that political or social tensions will not develop in Hong Kong that would disrupt this process. In addition, recent tensions in the Taiwan Straits between the People's Republic of China and the Republic of China (Taiwan), and the United States' involvement therein, could result either in a disruption in manufacturing in the China mainland or in the imposition of tariffs or duties on Chinese manufactured goods. Either event would have an adverse impact on the Company's ability to obtain its products or on the cost of these products, respectively, such that its operating results and financial condition would be materially adversely affected.

Dependence on Restrictive Facility.  The Company is dependent on the ARM
----------------------------------
Agreement with BNY Financial Corporation to meet its financial needs during 1996, due in large part to the seasonality of the Company's business whereby the Company is required to finance the manufacture of a substantial portion of its products in the summer and autumn but does not collect on the sale of these products until the fourth quarter of that year and the first quarter of the following year. Under the terms of the ARM Agreement, BNY Financial Corporation has taken a first priority security interest in substantially all of the Company' assets, including its intellectual property. The ARM Agreement also contains a number of restrictive covenants, including covenants concerning the requirement that Donald Kingsborough and Sol Kershner, the Company's Chief Executive Officer and Chief Financial Officer, respectively, remain active in the management of the Company. In the event the Company falls out of compliance with the ARM Agreement, and BNY Financial Corporation does not provide financing as contemplated, the Company may not be able to finance its operations, and its operating results and financial condition would be materially adversely affected.

                     PRINCIPAL AND SELLING SECURITYHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of the capital stock of the Company as of October 30, 1996 for (i) each person who is known by the Company to beneficially own more than 5% of the capital stock, (ii) each of the Company's directors, (iii) the Chief Executive Officer of the Company and each of the four most highly compensated executive officers, (iv) all directors and executive officers as a group and
(v) the Selling Securityholders.

                                                SHARES
                                             BENEFICIALLY
   DIRECTORS, EXECUTIVE OFFICERS, FIVE         OWNED(1)          NUMBER OF
                 PERCENT                   ----------------- SHARES REGISTERED
 SHAREHOLDERS AND SELLING SECURITYHOLDERS   NUMBER   PERCENT   FOR RESALE (1)
 ----------------------------------------  --------- ------- -----------------
Michael J. Marocco(2)..................... 1,358,101   9.5%           --
Sandler Mezzanine Partners

Capital Cities Capital, Inc.(3)........... 1,120,797   8.0            --

Donald D. Kingsborough(4).................   573,302   4.1            --

Gary L. Nemetz(5).........................   560,328   4.0        114,546
Transition Capital Management Company

Orien II, L.P.(6).........................   501,117   3.4         57,273

David C. Costine(7).......................   448,107   3.2         57,273
Corporate Venture Partners, L.P.

Esmond T. Goei(8).........................   276,846   2.0            --

Sol Kershner(9)...........................   119,225     *            --

Patricia Root(10).........................    62,599     *            --

William Radin(11).........................    37,616     *            --

Bruce D. Bower(12)........................    35,874     *            --

All directors and executive officers as a
 group (12 persons)(13)................... 3,471,998  23.1            --

A.M.A. Financial Corporation(14)..........   382,040   2.5         57,273


Sterling Grace Capital Management,
 L.P.(15)................................... 225,184   1.5         34,364

--------
 *  Less than 1%.

(1) The number and percentage of shares beneficially owned is determined under rules of the Securities and Exchange Commission (the "Commission"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of October 30, 1996 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. The information regarding principal shareholders of the Company's securities and shareholders which are non-affiliates of the Company was obtained from filings made with the Commission pursuant to Section 13(d) or 13(g) of the Exchange Act and from information provided to the Company by the parties named above.

(2) Includes 15,625 shares hold by Michael Marocco that are subject to options exercisable within 60 days of October 30, 1996. Also includes 180,807, 61,518, 24,341, 71,685, 330,857 and 148,885 shares held by 21st Century
    Communications Partners, L.P., 21st Century Communications T-E Partners, L.P., 21st Century Communications Foreign Partners, L.P., Sandler Mezzanine Foreign Partners, L.P., Sandler Mezzanine Partners, L.P. and Sandler Mezzanine T-E Partners, L.P., respectively. Also includes 180,807, 61,517, 24,341, 10,753, 49,631 and 22,414 shares, respectively, subject to warrants exercisable within 60 days of October 30, 1996. Mr. Marocco, a Managing Director of Sandler Capital Management, with which the above entities are affiliated, may be deemed to share voting and dispositive power with regard to such shares. Mr. Marocco's and Sandler Capital Management's business address is 767 Fifth Avenue, New York, New York 10153.

 (3) Includes 61,274 shares subject to warrants exercisable within 60 days of October 30, 1996. Capital Cities Capital, Inc.'s business address is 77 West 66th Street, New York, New York 10023-6298. The Walt Disney Company, which acquired Capital Cities Capital, Inc. (a wholly-owned subsidiary of Capital Cities/ABC) on February 9, 1996, may be deemed to share voting and dispositive power with regard to such shares.

 (4) Includes (i) 162,684 shares subject to options exercisable within 60 days of October 30, 1996 and (ii) 16,499 shares subject to warrants exercisable within 60 days of October 30, 1996. Also includes 5,400 shares transferred to Mr. Kingsborough's children. Excludes 19,998 shares held in trust for Mr. Kingsborough's children, as to which Mr. Kingsborough disclaims beneficial ownership.

 (5) Includes 15,625 shares held by Gary Nemetz which are subject to options exercisable within 60 days of October 30, 1996. Also includes 209,365, 180,055, 62,393 and 108,671 shares held by Transition Capital Management Company, as Trustee, Gary Nemetz, as Trustee, Gary Nemetz and Admiral Capital Corporation, as Trustee, respectively. Also includes 43,543, 33,552 and 15,417 shares held by Admiral Capital Corporation, as Trustee, Gary Nemetz, as Trustee, and Transition Capital Management Company, as Trustee, respectively, which are subject to warrants exercisable within 60 days of October 30, 1996. Mr. Nemetz, who owns or controls the partnership interests in Transition Capital Management Company, with which Admiral Capital Corporation and Mr. Goei, who is also a director of the Company, are affiliated, may be deemed to share voting and dispositive power with regard to such shares.

 (6) Includes 134,401 shares subject to warrants exercisable within 60 days of October 30, 1996.

 (7) Includes 15,625 shares subject to options exercisable within 60 days of October 30, 1996. Also includes 70,490 shares subject to warrants exercisable within 60 days of October 30, 1996. Mr. Costine, a general partner of Costine Associates, L.P., which is the general partner of Corporate Venture Partners, L.P., may be deemed to share voting and dispositive power with regard to such shares.

 (8) Includes 15,625 shares held by Edmond Goei which are subject to warrants execisable within 60 days of October 30, 1996. Also includes 193,948 shares held by Transition Capital Management Company, as Trustee, 28,170 shares held by Mr. Goei and 21,538 shares held by Mr. Goei's wife. Also includes 15,417 and 816 shares held by Transition Capital Management Company, as Trustee, and Evelyn Goei, as Trustee, respectively, which are subject to warrants exercisable within 60 days of October 30, 1996. Mr. Goei is a General Partner of Transition Ventures I, L.P., of which Transition Capital Management Company is the Trustee. Mr. Goei and Mr. Nemetz, who is also a director of the Company, may be deemed to share voting and dispositive power with regard to such shares.

 (9) Includes 57,812 shares subject to options exercisable within 60 days of October 30, 1996.

(10) Includes 35,917 shares subject to options exercisable within 60 days of October 30, 1996.

(11) Includes 37,616 shares subject to options exercisable within 60 days of October 30, 1996.

(12) Includes 35,874 shares subject to options exercisable within 60 days of October 30, 1996.

(13) Includes 392,403 shares subject to options exercisable within 60 days of October 30, 1996 and 2,979,595 shares subject to warrants exercisable within 60 days of October 30, 1996.

(14) Includes 115,114 shares subject to warrants exercisable within 60 days of October 30, 1996. From December 1993 through August 1994, Abraham Gosman served as a director of the Company, as a representative of A.M.A. Financial Corporation.

(15) Includes 173,461, 30,020, 12,000 and 3,267 shares beneficially owned by Sterling Grace Capital Management, L.P., Bank of Butterfield, Anglo American Securities Fund, L.P. and Lola Grace, respectively. Of these respective shares, 67,384, 18,156, 0 and 1,735 represent shares subject to warrants exercisable within 60 days of October 30, 1996. John Grace, President of Sterling Grade Capital Management, L.P., and his wife, Lola Grace, may be deemed to have dispositive power over all these shares.

                           DESCRIPTION OF SECURITIES

  The authorized capital stock of the Company is 50,000,000 shares, consisting of 48,000,000 shares of Common Stock, par value $.001 ("Common Stock"), and 2,000,000 shares of preferred stock, par value $.001 ("Preferred Stock"). As of October 30, 1996, 14,002,610 shares of Common Stock were outstanding. No shares of Preferred Stock are outstanding as of the date hereof.

COMMON STOCK

  The holders of shares of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. The Company has not paid cash dividends and has no present plans to do so. In the event of a liquidation, dissolution or winding up of the Company, subject to the liquidation preferences of preferred stock, the holders of Common Stock are entitled to receive an amount equal to $0.01 per share of Common Stock, plus any declared and unpaid dividends, in addition to being entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any then outstanding shares of preferred stock. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable.

PREFERRED STOCK

  The Company's authorized shares of preferred stock may be issued in one or more series, and the Board of Directors is authorized, without further action by the stockholders, to designate the rights, preferences, limitations and restrictions of and upon shares of each series, including dividend, voting, redemption and conversion rights. The Board of Directors also may designate par value, preferences in liquidation, and the number of shares constituting any series. The Company believes that the availability of preferred stock issuable in series will provide increased flexibility for structuring possible future financings and acquisitions, if any, and in meeting other corporate needs. It is not possible to state the actual effect of the authorization and issuance of any series of preferred stock upon the rights of holders of Common Stock until the Board of Directors determines the specific terms, rights, and preferences of a series of preferred stock. However, such effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, or impairing the liquidation rights of such shares without further action by holders of the Common Stock. In addition, under various circumstances, the issuance of preferred stock may have the effect of facilitating, as well as impeding or discouraging, a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management. Issuance of preferred stock could also adversely effect the market price of the Common Stock. The Company has no present plan to issue any shares of preferred stock.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Company's securities is Continental Stock Transfer & Trust Company, New York, New York, and its telephone number is (212) 509-4000.

                                 DISTRIBUTION

RESALE OFFERING

  This Prospectus relates to 320,729 shares of Common Stock (the "Conversion Note Common Stock") issued to certain securityholders by the Company in connection with the conversion of approximately $1.4 million of convertible subordinated promissory notes.

  Pursuant to the Registration Statement of which this Prospectus is a part, the Company completed an initial public offering of 2,875,000 shares of Common Stock and warrants to purchase 2,875,000 shares of Common Stock. In connection with the initial public offering, the Company also granted the Underwriters a Purchase Option to purchase 250,000 shares of Common Stock and warrants exercisable for an additional 250,000 shares of Common Stock. Unless the context otherwise requires, the term "this offering" herein refers to the Company's firm commitment initial public offering.

  The Company has covenanted to use its best efforts to keep the Registration Statement of which this Prospectus is a part effective in order to permit the eventual resale of the Conversion Note Common Stock. The holders of such Conversion Note Common Stock may sell the securities from time to time after such expiration or release on the Nasdaq National Market in regular brokerage transactions, in transactions directly with market makers, in certain privately-negotiated transactions, or through a combination of such methods at fixed prices, which may be changed, at market prices prevailing at the time of sale or at negotiated prices. The holders of such Conversion Note Common Stock may effect such transactions by selling Conversion Note Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the holders of Conversion Note Common Stock or the purchasers of Conversion Note Common Stock for whom such broker-dealers may act as agent, or to whom they sell as principal, or both (which compensation, as to a particular broker-dealer, may be in excess of customer commissions).

  The holders of Conversion Note Common Stock have advised the Company that no sale or distribution, other than as disclosed herein, will be effected until after the Resale Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof. The holders of Conversion Note Common Stock have also agreed that if any holder of such Registrable Securities shall propose to sell any Conversion Note Common Stock pursuant to the Registration Statement, it shall notify the Company of its intent to do so at least three full business days prior to such sale. At any time within such period, the Company may refuse to permit the holder of such Registrable Securities to resell any Conversion Note Common Stock pursuant to the Registration Statement. In order to exercise this right, the Company must deliver a certificate in writing to the holder of such Conversion Note Common Stock to the effect that a delay in such sale is necessary because a sale pursuant to such Registration Statement in its then-current form could constitute a violation of the federal securities laws. In no event shall such delay exceed ten trading days, provided that if, prior to the expiration of such ten trading day period, the Company delivers a certificate in writing to the holder of such securities to the effect that a further delay in such sale beyond such ten trading day period is necessary because a sale pursuant to such Registration Statement in its then-current form could constitute a violation of federal securities laws, the Company may refuse to permit the holder of such securities to resell any Conversion Note Common Stock pursuant to the Registration Statement for an additional period not to exceed ten trading days.

  Upon receipt of the notice from the holder of Conversion Note Common Stock, the Company shall deliver to such holder a current version of this Resale Prospectus, appropriately amended to reflect such holder under the caption "Principal and Selling Securityholders." No sale may be made by the holders of Conversion Note Common Stock without delivery to the purchasers of such Registrable Securities of a current version of this Resale Prospectus.

  The holders of Conversion Note Common Stock, and any other persons who participate in the sale of the Conversion Note Common Stock, may be deemed to be "underwriters" as defined in the Act. Any commission paid or any discounts or concessions allowed to such persons, and any profits received on resale of the Conversion Note Common Stock, may be deemed to be underwriting discounts and commissions under the Act.

                                 LEGAL MATTERS

  Certain matters with respect to the legality of the issuance of the Securities offered hereby have been passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304. As of the date of this Prospectus, certain members, employees and affiliates of Wilson Sonsini Goodrich & Rosati beneficially owned an aggregate of 7,985 shares of Common Stock and warrants to purchase an aggregate of 1,140 shares of Common Stock.

                                    EXPERTS

  The consolidated financial statements of YES! Entertainment Corporation appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMA-TION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITA-TION OF AN OFFER TO BUY ANY SECURITY OTHER THAN SECURITIES OFFERED BY THIS PRO-SPECTUS, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURI-TIES BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS COR-RECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                               ----------------




--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         320,729 SHARES OF COMMON STOCK

                         YES! ENTERTAINMENT CORPORATION



                               ----------------

                                   PROSPECTUS

                               ----------------


                            NOVEMBER 19, 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation, or (iv) for any transaction from which the director derived an improper personal benefit.

          The Company's Bylaws provide that the Company shall indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company's Bylaws also permit the Company to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Company would have the power to indemnify him or her against such liability under the General Corporation Law of Delaware. The Company currently has secured such insurance on behalf of its officers and directors.

          Reference is also made to Section 7 of the Underwriting Agreement with GKN Securities Corp., indemnifying officers and directors of the Registrant against certain liabilities. The Amended and Restated Registration Rights Agreement dated as of June 17, 1994 entered into by the Registrant and certain holders (the "Holders") of its Common and Preferred Stock, provides for cross-indemnification of the Holders and of the Registrant, its officers and directors for certain liabilities arising under the Securities Act or otherwise.

          The Company has entered into agreements to indemnify its directors and officers, in addition to indemnification provided for in the Company's Bylaws. Subject to certain conditions, these agreements, among other things, indemnify the Company's directors and officers for certain expenses (including attorney's fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 15 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16.  EXHIBITS


EXHIBIT
NUMBER                    DESCRIPTION
-------       -----------------------------------------------------------------
 1.1(1)       Underwriting Agreement.

 2.1(2)       Agreement and Plan of Merger.

 4.1(3)       Certificate of Incorporation of Registrant.

 4.2(3)       Bylaws of Registrant.

 4.3          Form of Registrant's Common Stock Certificate.

 5.1(1) Opinion of Wilson Sonsini Goodrich & Rosati regarding legality of the securities being issued.

23.1          Consent of Ernst & Young LLP, independent auditors.

24.1          Power of Attorney (see page II-3).

----------------
(1) Incorporated by reference to Exhibits 1.1 and 5.1, respectively, filed with the Registrant's Registration Statement on Form S-1 (File No. 33-91408), which became effective on June 7, 1995.

(2) Incorporated by reference to Exhibit 2.1 filed with the Registrant's Registration Statement on Form 8-B (File No. 000-25916), which became effective on November 5, 1996.

(2) Incorporated by reference to Exhibits 4.1 and 4.2, respectively, filed with the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

ITEM 17.  UNDERTAKINGS

          The undersigned Registrant hereby undertakes, in accordance with the following sections of Item 512 of Regulation S-K:

          (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (b) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
     Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (c) To deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report, to securityholders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 and Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

                                  SIGNATURES

          PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS POST-EFFECTIVE AMENDMENT NO. 4 ON FORM S-3 TO REGISTRATION STATEMENT ON FORM S-1 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PLEASANTON, STATE OF CALIFORNIA, ON NOVEMBER 19, 1996.

                                       YES! ENTERTAINMENT CORPORATION


                                       By: /s/  Bruce D. Bower
                                           ---------------------------------
                                                     BRUCE D. BOWER
                                                 EXECUTIVE VICE PRESIDENT
                                               GENERAL COUNSEL AND SECRETARY


                               POWER OF ATTORNEY

          PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS POST-EFFECTIVE AMENDMENT NO. 4 ON FORM S-3 TO REGISTRATION STATEMENT ON FORM S-1 HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON NOVEMBER 19, 1996 IN THE CAPACITIES INDICATED.



          SIGNATURE                                    TITLE                                 DATE
          ---------                                    -----                                 ----
Donald D. Kingsborough*          Chairman of the Board and Chief Executive             November 19, 1996
-----------------------            Officer (Principal Executive Officer)
DONALD D. KINGSBOROUGH

Sol Kershner*                    Chief Financial Officer                               November 19, 1996
-----------------------            (Principal Financial and Accounting Officer)
SOL KERSHNER

David C. Costine*                Director                                              November 19, 1996
-----------------------
DAVID C. COSTINE

Esmond T. Goei*                  Vice Chairman of the Board                            November 19, 1996
-----------------------
ESMOND T. GOEI

Michael J. Marocco*              Director                                              November 19, 1996
-----------------------
MICHAEL J. MAROCCO

Gary L. Nemetz*                  Director                                              November 19, 1996
-----------------------
GARY L. NEMETZ



*By their Attorney-in-Fact:

/s/  Bruce D. Bower
-----------------------
BRUCE D. BOWER

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                               DESCRIPTION
 -------                              -----------
   1.1(1)  Underwriting Agreement.

   2.1(2)  Agreement and Plan of Merger.

   4.1(3)  Certificate of Incorporation of Registrant.

   4.2(3)  Bylaws of Registrant.

   4.3     Form of Registrant's Common Stock Certificate.

   5.1(1) Opinion of Wilson Sonsini Goodrich & Rosati regarding legality of the securities being issued.

  23.1     Consent of Ernst & Young LLP, independent auditors.

  24.1     Power of Attorney (see page II-3).

--------------
(1) Incorporated by reference to Exhibits 1.1 and 5.1, respectively, filed with the Registrant's Registration Statement on Form S-1 (File No. 33-91408), which became effective on June 7, 1995.

(2) Incorporated by reference to Exhibit 2.1 filed with the Registrant's Registration Statement on Form 8-B (File No. 000-25916), which became effective on November 5, 1996.

(3) Incorporated by reference to Exhibits 4.1 and 4.2, respectively, filed with the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.